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                                                                Exhibit 2.11B


                  AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 1, dated as of January 15, 1998, by and among International Wireless Communications Holdings, Inc., a Delaware corporation ("Parent"), and Radio Movil Digital Americas, Inc., a Delaware corporation (the "Company"), to the Agreement and Plan of Merger, dated as of November 22, 1997 (the "Merger Agreement"), by and among Parent and the Company (this "Agreement").

     Parent and the Company agree as follows:

     1. The first sentence of Section 1.02 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

     "Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") will take place no later than 10:00 a.m., California time, on January 23, 1998 (PROVIDED, HOWEVER, that if prior to such time Parent has obtained $25 million in funding specifically allocated for purposes of consummating the transactions contemplated hereby (the "Funding"), the Closing shall take place on the date Parent obtains such funding), unless another time or date is agreed to by the parties hereto, at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California."

     2. Section 2.02 (a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

     "(a) EXCHANGE AGENT. Parent shall act as exchange agent (the "Exchange Agent") for the purpose of exchanging, in accordance with this Article II, Parent Certificates representing the number of whole Parent Preferred Shares issuable pursuant to Section 2.01(c) (such Parent Preferred Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional Parent Preferred Shares being hereinafter referred to as the "Exchange Fund")."

     3. The third to last paragraph of Section 2.04 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

     "In addition to the foregoing adjustments, the Stock Value shall be decreased by $1,820,000 ("the "Bovespa/Real Adjustment")."

     4. Notwithstanding the second to last paragraph of Section 2.04 of the Merger Agreement, for purposes of the Merger Agreement, the Bovespa/Real Escrow shall equal zero and shall have no effect on the Stock Value paid at the Closing.

     5.  Sections 6.02(a), 6.02(d), 6.03(a) and 6.03(c) of the Merger
Agreement are hereby amended to replace the phrases "the Effective Time" and "the Closing Date" each with "January 15, 1998".

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     6.  Section 7.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

     "by either the Company or Parent if the Effective Time shall not have occurred on or before January 23, 1998; PROVIDED, that the party seeking to terminate this Agreement pursuant to this clause 7.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;"

     7. This Amendment may be terminated by either Parent or the Company, by written notice to the other, on or before 4:00 p.m., California time, on January 16, 1998 in accordance with the provisions of Section 8.05 of the Merger Agreement. Upon such termination, this Amendment shall be null and void ab initio, and the Merger Agreement shall continue in full force and effect in accordance with its terms, as in effect immediately prior to the execution hereof, as if this Amendment had not been executed.

     8. Except as explicitly set forth herein, the Merger Agreement shall continue in full force and effect in accordance with its terms.

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                   INTERNATIONAL WIRELESS
                                   COMMUNICATIONS HOLDINGS, INC.


                                   By:
                                       --------------------------------
                                       Name:
                                       Title:


                                   RADIO MOVIL DIGITAL AMERICAS, INC.


                                   By:
                                       --------------------------------
                                       Name:
                                       Title:

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